Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 which became effective on February 4, 2026 (SEC File No. 333-292710) of Transportation and Logistics Systems, Inc. of our report dated March 30, 2026 on the consolidated financial statements of Transportation and Logistics Systems, Inc., as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025, which report is included in the Annual Report on Form 10-K of Transportation and Logistics Systems, Inc. for the year ended December 31, 2025.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 30, 2026